Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A Common Stock, par value $0.0001 per share, of Altair Engineering Inc., and further agree that this Joint Filing Agreement be included as Exhibit 99.1 to such Schedule 13G. In evidence thereof, the undersigned hereby execute this agreement this 14th day of February, 2019.

GEORGE J. CHRIST

/s/ Raoul Maitra
Name: Raoul Maitra Title: Attorney-in-fact for George J. Christ

CHRIST REVOCABLE TRUST DATED MAY 8, 2015

/s/ Raoul Maitra
Name: Raoul Maitra Title: Attorney-in-fact for Christ Revocable Trust dated May 8, 2015

GC INVESTMENTS, LLC

/s/ Raoul Maitra
Name: Raoul Maitra Title: Attorney-in-fact for GC Investments, LLC